This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-159168
SUBJECT TO COMPLETION, DATED JUNE 8, 2009

Preliminary Prospectus Supplement
(To Prospectus dated May 12, 2009)

           Shares

Common Stock

We are offering           shares of our common stock, par value $.01 per share. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “FNB.” On June 5, 2009, the last reported sale price of our common stock on the NYSE was $7.02 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Our common stock is not a deposit or other obligation of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to F.N.B. Corporation (before expenses)	$	$

The underwriters also may purchase up to an additional           shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about June   , 2009.

Book-Running Manager

Keefe, Bruyette & Woods

Co-Managers

Sandler O’Neill + Partners, L.P.	SunTrust Robinson Humphrey

Prospectus Supplement dated June   , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free-writing prospectuses we have authorized for use with respect to this offering. Neither we nor any underwriter has authorized anyone to provide you with any different or additional information. If you receive any other information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any permitted free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus or the date of any such permitted free writing prospectus, as the case may be, or that the information incorporated by reference herein or therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common stock in two parts:

•	The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and adds to the more general information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus; and

•	The second part is the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than our common stock being offered by this prospectus supplement, some of which does not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement differs in any way from the information in the accompanying prospectus or the documents incorporated by reference herein and therein, you should rely on this prospectus supplement.

It is important for you to read and consider carefully all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any permitted free writing prospectuses we have authorized for use with respect to this offering prior to making a decision to invest in our common stock. See “Where You Can Find More Information” in this prospectus supplement.

We, and the underwriters, are offering our common stock for sale only where the applicable jurisdictions permit offers and sales. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless the context requires otherwise, references to “FNB,” the “Company,” “we,” “our,” “ours” and “us” mean F.N.B. Corporation and its subsidiaries, including First National Bank of Pennsylvania, or FNBPA.

In this prospectus supplement, the terms “Series C preferred stock” and “warrant” mean the 100,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, or Series C preferred stock, without par value, having a liquidation preference of $1,000 per share, and the ten-year warrant to purchase up to 1,302,083 shares of common stock, respectively, we issued and sold to the U.S. Department of the Treasury, or the Treasury, on January 9, 2009 as part of its Capital Purchase Program, or CPP.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our SEC filings at the New York Stock Exchange, you should call 212-656-5060.

You can also find information about us, including our SEC filings, by visiting our web site at www.fnbcorporation.com under the tab “Shareholder and Investor Relations.” Information on our website does not constitute part of nor is any of such information incorporated by reference in this prospectus supplement.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. Therefore, we can disclose important information to you by referring you to any of the SEC filings we describe in the list below. Any information we refer to this way in this prospectus supplement is considered as part of this prospectus supplement. Any reports we file with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus terminates will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement the following documents or information we filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 001-31940.

•	Our annual report on Form 10-K filed on March 2, 2009 for the year ended December 31, 2008;

•	Our quarterly report on Form 10-Q/A filed on May 21, 2009 for the quarter ended March 31, 2009;

•	Our current reports on Form 8-K filed on January 14, 2009, January 27, 2009, February 11, 2009, February 24, 2009, March 24, 2009, May 27, 2009 and June 4, 2009;

•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any amendment or report filed for the purpose of updating this description; and

•	All documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of common stock under this prospectus supplement and the accompanying prospectus.

Any statement contained in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You can request those documents in writing to our Corporate Secretary, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 or by telephone: (888) 981-6000.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we currently believe the expectations reflected in any forward-looking statements are reasonable, our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology within the meaning of the PSLRA. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or the relevant report, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and may include projections relating to our future financial performance including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our annual report on Form 10-K for the year ended December 31, 2008, including Item 1A entitled “Risk Factors” and Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our subsequent periodic and current reports filed with the SEC and the risks set forth in the section entitled “Risk Factors” in this prospectus supplement. These risks and uncertainties are not exhaustive however. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us and this offering. This summary may not contain all of the information that you may consider important. To understand the terms of our common stock, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus including the information set forth under the caption “Risk Factors” in this prospectus supplement and the information incorporated herein by reference.

F.N.B. Corporation

We were formed in 1974 as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHCA. During 2000, we elected to become and remain a financial holding company under the Gramm-Leach-Bliley Act of 1999. We have four reportable business segments: community banking, wealth management, insurance and consumer finance. As of March 31, 2009, we had 225 community banking offices in Pennsylvania and Ohio and 57 consumer finance offices in those states and Tennessee. We currently have four commercial loan production offices in Pennsylvania and Florida and one mortgage loan production office in Tennessee. We have historically grown our business through a combination of organic growth and growth through selective acquisitions. Consistent with this strategy, we intend to continue to grow organically and through selected disciplined acquisitions of financial institutions or branches within our markets of operation or adjacent to our markets.

Through our subsidiaries, we provide a full range of financial services, principally to consumers and small- to-medium-sized businesses in our market areas. Our business strategy focuses primarily on providing quality, community-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision-making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. However, while we seek to preserve some decision-making at a local level, we have established centralized legal, loan review and underwriting, accounting, investment, audit, loan operations and data processing functions. The centralization of these processes has enabled us to maintain consistent quality of these functions and to achieve certain economies of scale. As of March 31, 2009, we had total assets of approximately $8.5 billion, total outstanding loans of approximately $5.7 billion and total deposits of approximately $6.2 billion.

Recent Developments

On June 2, 2009, we announced that our board of directors had appointed Stephen J. Gurgovits as our Chief Executive Officer. Mr. Gurgovits, who was our Chief Executive Officer from January 1, 2004 to March 31, 2008, had been serving as our Chief Executive Officer on an interim basis since February 2009. In addition, on June 2, 2009, we appointed Brian F. Lilly to Executive Vice President and Chief Operating Officer and Vincent J. Delie, Jr. to Executive Vice President and Chief Revenue Officer.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all of the information that is important to you. For a complete description of our common stock, see “Description of Common Stock” in this prospectus supplement.

Common stock we are offering	shares of common stock, par value $.01 per share.

Common stock to be outstanding after this offering	shares(1)

Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full), after the payment of underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support FNBPA’s asset and deposit growth, acquisitions or other business combinations and reducing or refinancing existing debt. We may also seek the regulatory approval required in order for us to use the proceeds of this offering to repurchase the Series C preferred stock and the warrant. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series C preferred stock and the warrant. As a result, the precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Allocations of the proceeds to specific purposes have not been made at the date of this prospectus supplement. See “Use of Proceeds” in this prospectus supplement.

NYSE Symbol	FNB

(1)	The number of shares of common stock outstanding after this offering includes 89,774,045 shares outstanding as of March 31, 2009, but does not include:
• common stock issuable pursuant to the underwriters’ over-allotment option; and

• 9,231,443 shares of common stock issuable under our share compensation plans upon the exercise of options outstanding as of March 31, 2009 and 1,302,083 shares of common stock purchasable upon exercise of the warrant.

Risk Factors

An investment in our common stock involves significant risks. Before deciding to invest in our common stock, you should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement and under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

SELECTED HISTORICAL FINANCIAL INFORMATION

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2004 through 2008 and our unaudited consolidated financial data as of and for the three months ended March 31, 2008 and 2009. Our results of operations for the three months ended March 31, 2008 and 2009 are not necessarily indicative of our results of operations for the full year of 2009. Our management prepared the unaudited information on the same basis as it prepared our audited consolidated financial statements. In the opinion of our management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for these periods. You should read this information in conjunction with our consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q /A for the three months ended March 31, 2009 which we incorporate by reference in this prospectus supplement and from which we derive this information. See “Where You Can Find More Information” on page S-iii of this prospectus supplement.

Selected Consolidated Historical Financial Data

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share amounts)
Income Statement Data:
Total interest income	$98,102	$88,525	$409,781	$368,890	$342,422	$295,480	$253,568
Total interest expense	34,020	39,560	157,989	174,053	153,585	108,780	84,390
Net interest income	64,082	48,965	251,792	194,837	188,837	186,700	169,178
Provision for loan losses	10,514	3,583	72,371	12,693	10,412	12,176	16,280
Net interest income after provision for loan losses	53,568	45,382	179,421	182,144	178,425	174,524	152,898
Total non-interest income	28,179	22,168	86,115	81,609	79,275	57,807	77,326
Total non-interest expense	60,972	44,363	222,704	165,614	160,514	155,226	140,892
Income before income taxes	20,775	23,187	42,832	98,139	97,186	77,105	89,332
Income taxes	5,124	6,696	7,237	28,461	29,537	21,847	27,537
Net income	15,651	16,491	35,595	69,678	67,649	55,258	61,795
Preferred stock dividends and discount amortization	1,343	—	—	—	—	—	—
Net income available to common shareholders	14,308	16,491	35,595	69,678	67,649	55,258	61,795
Per Common Share Data:
Net income available to common shareholders, basic	$0.16	$0.27	$0.44	$1.16	$1.15	$0.99	$1.31
Net income available to common shareholders, diluted	0.16	0.27	0.44	1.15	1.14	0.98	1.29
Cash dividend declared	0.12	0.24	0.96	0.95	0.94	0.925	0.92
Book value	10.37	8.97	10.32	8.99	8.90	8.31	6.47
Tangible book value	3.99	4.67	3.92	4.67	4.49	4.48	4.42
Basic weighted average common shares outstanding	89,383,243	60,219,800	80,654,153	60,135,859	58,852,623	55,776,291	47,180,471
Diluted weighted average common shares outstanding	89,574,947	60,592,172	80,997,987	60,629,065	59,376,648	56,578,043	48,012,339
Balance Sheet Data (period end):
Total assets	$8,454,797	$6,164,590	$8,364,811	$6,088,021	$6,007,592	$5,590,326	$5,027,009
Net loans	5,696,807	4,386,641	5,715,650	4,291,429	4,200,569	3,698,340	3,338,994
Intangible assets	573,526	260,484	574,507	261,559	266,338	219,755	102,849
Deposits	6,163,205	4,436,654	6,054,623	4,397,684	4,372,842	4,011,943	3,598,087
Short-term borrowings	522,323	465,590	596,263	449,823	363,910	378,978	395,106
Long-term and junior subordinated debt	650,459	647,476	695,636	632,397	670,921	662,569	636,209
Total shareholders’ equity	1,026,581	543,622	925,984	544,357	537,372	477,202	324,102

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share amounts)
Annualized Performance Ratios:
Return on average assets	0.75%	1.09%	0.46%	1.15%	1.15%	0.99%	1.29%
Return on average tangible assets(1)	0.87	1.18	0.55	1.25	1.25	1.07	1.34
Return on average equity	6.22	12.14	4.20	12.89	13.15	12.44	23.54
Return on average tangible equity(2)	15.29	24.24	10.63	26.23	26.30	23.62	30.42
Return on average common equity(3)	6.22	12.14	4.20	12.89	13.15	12.44	23.54
Return on average tangible common equity(4)	17.48	24.24	10.63	26.23	26.30	23.62	30.42
Net interest margin (taxable equivalent)	3.70	3.73	3.88	3.73	3.71	3.85	3.96
Efficiency ratio(5)	63.06	59.79	62.88	57.35	57.48	61.09	55.93
Dividend payout ratio	75.30	88.44	219.91	82.45	81.84	94.71	72.56
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.78%	1.20%	1.80%	1.22%	1.24%	1.35%	1.49%
Allowance for loan losses to period end non-performing loans	67.89	159.03	72.88	161.59	186.91	153.05	157.60
Non-performing loans and OREO to period end loans and OREO	2.82	0.95	2.62	0.94	0.80	1.05	1.13
Non-performing assets to period end total assets	2.03	0.68	1.95	0.67	0.57	0.71	0.76
Net charge-offs to average loans	0.84	0.27	0.60	0.29	0.29	0.46	0.50
Capital Ratios:
Tangible common equity to tangible assets(6)	4.54%	4.80%	4.51%	4.85%	4.72%	4.79%	4.49%
Tier 1 leverage ratio	8.67	7.51	7.34	7.47	7.28	6.93	6.53
Tier 1 risk-based ratio	11.12	9.76	9.69	9.97	9.87	9.97	9.59
Total risk-based ratio	12.53	11.22	11.13	11.45	11.35	11.49	11.72
Other Data:
Number of banking offices	225	155	225	155	154	145	131
Number of employees (full-time equivalent basis)	2,291	1,767	2,350	1,762	1,734	1,676	1,808

(1)	Return on average tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(2)	Return on average tangible equity is calculated by dividing net income less amortization of intangibles by average equity less average intangibles.

(3)	Return on average common equity is calculated by dividing net income available to common shareholders by average common equity.

(4)	Return on average tangible common equity is calculated by dividing net income available to common shareholders less amortization of intangibles by average common equity less average intangibles.

(5)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

(6)	Tangible common equity to tangible assets is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider the risk factors below and other information set forth or incorporated by reference under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008 as well as other information incorporated by reference into this prospectus supplement and the accompanying prospectus, as we may update such risk factors and other information from time to time by our subsequent reports and other filings under the Exchange Act.

Risks Relating to Our Business

Disruptions in the global financial markets have had an adverse effect on our results of operations and financial condition. The continuation of these disruptions or additional disruptions could further adversely affect our results of operations and financial condition.

Since mid-2007, global financial markets have suffered substantial disruption, illiquidity and volatility. These circumstances resulted in significant government assistance to a number of major financial institutions. These events have significantly diminished overall confidence in the financial markets and in financial institutions, have increased the uncertainty we face in managing our business and have had an adverse effect on our results of operations, our financial condition and the price of our common stock. If these disruptions continue or other disruptions in the financial markets or the global or our regional economic environment arise, they could have an adverse effect on our future results of operations and financial condition.

Deteriorating credit quality, particularly in our Florida loan portfolio, has adversely impacted us. That deterioration and the slowing economy in the regions in which we operate could impact us adversely in the future.

Late in 2007, we began to experience a downturn in the overall credit performance of our Florida loan portfolio. The prolonged volatility of the Florida credit and housing markets continue to have a negative impact on the performance of our Florida loan portfolio. Our credit quality indicators continue to show significant weakness in this portfolio in 2009 which reflects the impact of prolonged weakness in the overall Florida economy and more specifically in the housing and real estate sectors. This weakness has adversely impacted the valuation of the real estate underlying our Florida loan portfolio. As a result of these conditions, we increased our loan loss reserves significantly at December 31, 2008.

We expect credit quality to remain challenging and that our Florida loan portfolio will remain weak for at least the remainder of 2009. Continued weakness in the quality of our Florida loan portfolio could significantly increase the percentage of our non-performing loans, require additional increases in our loan loss reserves, increase our charge-off levels and have a material adverse effect on our capital, financial condition and results of operations.

A substantial portion of our historical business is concentrated in western Pennsylvania and eastern Ohio, which over recent years has become a slower growth market than other areas of the United States. As a result, FNBPA’s loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area have historically been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in this market area, including the loss of certain significant employers, could reduce its growth rate, affect its borrowers’ ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in FNBPA’s market area could cause many of its loans to become inadequately collateralized.

Changes in economic conditions and the composition of our loan portfolio could lead to higher loan charge-offs or an increase in our provision for loan losses and may reduce our net income.

Changes in national and regional economic conditions could impact our loan portfolios. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities we serve. Weakness in the market areas we serve could depress our earnings and consequently our financial condition because customers may not want or need our products or services; borrowers may not be able to repay their loans; the value of the collateral securing our loans to borrowers may decline and the quality of our loan portfolio may decline. Any of the latter three scenarios could require us to charge off a higher percentage of our loans and/or increase our provision for loan losses, which would reduce our net income and could require us to raise capital.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans that our borrowers may not repay in their entirety. We believe that we maintain our allowance for loan losses at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date and in compliance with applicable accounting and regulatory guidance. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. We have seen a significant increase in the level of potential problem loans in our Florida loan portfolio with higher than normal risk. We expect to receive more frequent requests from borrowers to modify loans. The related accounting measurements related to impairment and the loan loss allowance require significant estimates that are subject to uncertainty and changes relating to new information and changing circumstances. The significant uncertainties surrounding our borrowers’ abilities to execute their business models successfully through changing economic environments, competitive challenges and other factors complicate our estimates of the risk of loss and amount of loss on any loan. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary from our current estimates. We expect fluctuations in our loan loss provisions due to the uncertain economic conditions. Please see the discussion set forth under “Allowance for Loan Losses” in our quarterly report on Form 10-Q/A for the quarter ended March 31, 2009.

Our regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such required additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

Our results of operations may be adversely affected by other-than-temporary impairment charges relating to our investment portfolio.

We may be required to record future impairment charges on our investment securities if they suffer declines in value that we consider other-than-temporary. Numerous factors, including the lack of liquidity for re-sales of certain investment securities, the absence of reliable pricing information for investment securities, adverse changes in the business climate, adverse regulatory actions or unanticipated changes in the competitive environment, could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough, it could affect the ability of FNBPA to pay dividends to us, which could have a material adverse effect on our liquidity and our ability to pay dividends to shareholders. Significant impairment charges could also negatively impact our regulatory capital ratios and result in FNBPA not being classified as “well-capitalized” for regulatory purposes.

Our liquidity depends upon our ability to receive dividends from our subsidiaries, which accounts for most of our revenue and could affect our ability to pay dividends.

We are a separate and distinct legal entity from our subsidiaries, including FNBPA. We receive substantially all of our revenue from dividends from our subsidiaries. These dividends are the principal source of funds to pay dividends on our common stock and preferred stock and interest and principal on our debt. Various federal and state laws and regulations limit the amount of dividends that FNBPA and certain of our non-bank subsidiaries may pay us. In addition, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common and preferred shareholders.

Limitations on our ability to receive dividends from our subsidiaries, our inability to increase liquidity through additional borrowings or our inability to maintain, renew or replace our existing credit facilities could have a material adverse effect on our liquidity and on our ability to pay dividends on our common and preferred stock and interest and principal on our debt.

We may need to raise additional capital in the future, which may not be available to us or may only be available on unfavorable terms.

We may need to raise additional capital in the future in order to maintain our capital ratios or for other reasons. The condition of the financial markets may be such that we may not be able to obtain additional capital or the additional capital may only be available on terms that are not attractive to us.

If we become unable to attract deposits and other short-term funding, our results of operations and financial condition could be adversely affected.

Our ability to attract deposits is an important part of our liquidity management and varies depending on the interest rates we are willing to pay, the public perception of our financial condition and competition. With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the Federal Deposit Insurance Corporation, or FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with us is fully insured. Decreases in deposits may adversely affect our funding costs and net income and could have a material adverse effect on our business and our financial condition and may require us to raise additional capital.

The actions of the U.S. Government for the purpose of stabilizing the financial markets, or market response to those actions, may not achieve the intended effect, and our results of operations could be adversely affected.

In response to the financial and liquidity issues affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the U.S. Congress recently enacted the Emergency Economic Stabilization Act of 2008, or EESA. EESA provides the U.S. Secretary of the Treasury with the authority to establish the Troubled Asset Relief Program, or TARP, to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the U.S. Secretary of the Treasury, after consultation with the Chairman of the Federal Reserve Board, determines the purchase of which is necessary to promote financial market stability. As of the date hereof, the Treasury has determined not to purchase troubled assets under the program.

As part of EESA, the Treasury has developed the CPP to purchase up to $250 billion in senior preferred stock from qualifying financial institutions. The CPP was designed to strengthen the capital and liquidity positions of viable institutions and to encourage banks and thrifts to increase lending to creditworthy borrowers.

EESA also increases the insurance coverage of deposit accounts to $250,000 per depositor. In a related action, the FDIC established the Temporary Loan Guarantee Program, or TLGP, under which the FDIC provides a guarantee for newly-issued senior unsecured debt issued by U.S. banking institutions and non-interest bearing transaction deposit accounts at eligible insured institutions. For non-interest bearing transaction deposit accounts, a 10 basis point annual rate surcharge will be applied to deposit amounts in excess of $250,000. We elected to participate in both the CPP and the TLGP.

The U.S. Congress or federal banking regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system and such changes may adversely affect our and FNBPA’s operations. In addition, EESA may not have the intended beneficial impact on the financial markets or the banking industry. To the extent the market does not respond favorably to TARP or the program does not function as intended, our prospects and results of operations could be adversely affected.

Regulatory initiatives by the government could increase our costs of doing business and adversely affect our results of operations and financial condition.

Recent government responses to the condition of the global financial markets and the banking industry has, among other things, increased our costs significantly and may further increase our costs for items such as federal deposit insurance and increased capital requirements. The FDIC insures deposits at FDIC-insured financial institutions, including FNBPA. The FDIC charges the insured financial institutions premiums to maintain the

Deposit Insurance Fund at a certain level. Current economic conditions have increased bank failures and expectations for further failures, in which case the FDIC would pay all deposits of a failed bank up to the insured amount from the Deposit Insurance Fund. In December 2008, the FDIC adopted a rule that would increase premiums paid by insured institutions and make other changes to the assessment system. Increases in deposit insurance premiums could adversely affect our net income. We may also become subject to additional federal legislation and regulation that could force us to change a number of our historical practices, limit the fees we may charge or restrict our ability to attract and maintain our executive officers.

We could experience significant difficulties and complications in connection with our growth and acquisition strategy.

We have grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for our financial institution subsidiaries. However, the market for acquisitions is highly competitive. We may not be successful in the future in identifying financial institution and branch acquisition candidates or be able to integrate successfully financial institutions we acquire or prevent the erosion of deposits at financial institutions or branches we acquire.

As part of our acquisition strategy, we may acquire additional banks and non-bank entities that we believe provide a strategic fit with our business. To the extent we are successful with this strategy, there can be no assurance that we will be able to manage this growth adequately and profitably. Acquiring any bank or non-bank entity involves the risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of the acquired entity;

•	exposure to potential asset quality issues of the acquired entity;

•	potential disruption to our business;

•	potential diversion of the time and attention of our management; and

•	the loss of key employees and customers of the acquired entity.

FNBPA may also expand into additional communities or open de novo branches in the communities FNBPA already serves. It is our experience that it generally takes up to three years for a new banking office to operate profitably due to the impact of organizational expenses and the start-up costs in generating loans and deposits. If FNBPA undertakes additional de novo branch openings, FNBPA is likely to experience higher operating expenses relative to operating income from the de novo facilities, which may have an adverse effect on our results of operations and financial condition.

Our results of operations could be adversely affected by competition.

We face substantial competition in all aspects of our business. If we are not able to compete effectively in the markets we serve, it could adversely affect our results of operations. The financial services industry in our market areas is highly competitive. This competitive environment results from:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the acceleration in the pace of consolidation among the providers of financial services.

We compete for loans, deposits and customers with various bank and non-bank financial services providers, many of which are larger in size, have a greater capitalization, offer a broader array of financial services and have greater access to the capital markets than us. Competition may cause us to increase the rates we pay on deposits or decrease the rates we charge on loans.

Recent developments in the mortgage market have increased the volatility of our stock price and may adversely affect our ability to generate loans as well as the profitability of the loans in our pipeline.

The mortgage lending industry has recently experienced a significant increase in delinquencies. The decline in credit quality is most noteworthy among subprime lenders. Generally, FNBPA has not originated residential mortgage loans with FICO credit scores below 620 except for a minimal number of loans that were related to FNBPA’s obligations under the CRA. Recent reports of credit quality, financial solvency and other problems among subprime lenders have increased volatility in the stock market. If the subprime segment continues to have problems in the future and/or credit quality problems spread to other industry segments, including lenders who make reduced documentation loans to prime credit quality borrowers, there could be a prolonged decrease in the demand for FNBPA’s loans in the secondary market, adversely affecting our earnings and negatively impacting the price of our common stock.

Our controls and procedures may fail or be circumvented.

Our management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. However, any system of controls, even those that are well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

Our information systems could experience an interruption or a breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other operations. Although we have policies and procedures designed to prevent or limit the effect of a failure, interruption or breach in security, we cannot assure you that failures, interruptions or security breaches in these systems will not occur or that we will be able to address them effectively. Such failures, interruptions or security breaches could damage our reputation, result in a loss of customer business, subject us to regulatory oversight or expose us to civil litigation and possible financial liability, any of which could materially and adversely affect our results of operations and financial condition.

Loss of members of our executive team could have a negative impact on our business.

Our success is dependent, in part, on the continued service of our executive officers. The loss of the services of one or more of our executive officers could adversely affect our business because of the loss of their skills, relationships in the banking industry and years of industry experience and the difficulty of promptly finding qualified replacement executive officers.

We may not be able to attract and retain skilled people.

Our success depends, in large part, on our ability to attract and retain key people. Competition for skilled people in most activities in which we engage can be intense, and we may not be able to hire such people or to retain them. The unanticipated loss of the services of one or more of our key people could have a material adverse effect on our business because of their skills, knowledge of our markets, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

We are exposed to environmental liabilities with respect to properties to which we take title.

A significant portion of our loan portfolio is secured by real property. In the course of our business, we may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. We may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean- up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we were to become subject to significant environmental liabilities, it could have a material adverse effect on our results of operations and financial condition.

Our business and financial performance could be adversely affected, directly or indirectly, by natural disasters, terrorist activities or international hostilities.

We cannot predict the likelihood or impact of natural disasters, terrorist activities, pandemics and international hostilities. However, an event resulting from any of these threats could impact us directly (for example, by causing significant damage to our facilities or preventing us from conducting our business in the ordinary course) or could impact us indirectly through a direct impact on our borrowers, depositors, other customers, suppliers or other counterparties. We could also suffer adverse consequences to the extent that natural disasters, terrorist activities or international hostilities affect the economy and financial and capital markets generally. These types of impacts could lead, for example, to an increase in delinquencies, bankruptcies or defaults that could result in us experiencing higher levels of non-performing assets, net charge-offs or provisions for loan losses.

Our ability to mitigate the adverse consequences of such occurrences is, in part, dependent on the quality of our contingency planning, including our ability to anticipate the nature of any such event that occurs. The adverse impact of natural disasters or terrorist activities could also increase if national or regional emergency responders or other businesses and organizations on which we rely are not adequately prepared.

Interest rate volatility could significantly harm our business.

Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between the income from interest earning assets, such as loans and investments, and the expense of interest bearing liabilities, such as deposits and borrowings. A change in market interest rates could adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster or decreases more slowly than the interest we collect on loans and investments. Consequently, our business, along with that of other financial institutions, generally is sensitive to interest rate fluctuations.

Our results of operations are significantly affected by the ability of our borrowers to repay their loans.

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

If we are unable to redeem the Series C preferred stock after five years, our cost of that capital will increase substantially.

If we are unable to redeem the Series C preferred stock prior to January 9, 2014, the cost of this capital will increase substantially on that date, from 5% per annum to 9% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series C preferred stock could have a material negative effect on our liquidity.

Risks Relating to Our Common Stock

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting” in this prospectus supplement, we may issue additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are currently authorized to issue up to 500 million shares of common stock, of which           shares will be outstanding after giving effect to this offering, including the shares issuable upon conversion of the Series C preferred stock, assuming no exercise of the underwriters’ over-allotment option, and up to 20 million shares of preferred stock, of which 100,000 shares of Series C preferred stock are outstanding. Our board of directors has the authority, without action or vote of our shareholders, to issue all or part of our authorized but unissued shares. We could issue these authorized but unissued shares on terms or in circumstances that could dilute the interests of our shareholders.

In addition, pursuant to the Letter Agreement dated January 9, 2009 and the Securities Purchase Agreement — Standard Terms attached thereto, collectively, the “Securities Purchase Agreement,” which we entered into with the Treasury in connection with our participation in the CPP, the Treasury received the warrant, and we have provided the Treasury with registration rights covering the warrant and the underlying shares of common stock. While we may seek the approval of our regulators to repurchase the warrant with the proceeds from this offering, as described in “Use of Proceeds” in this prospectus supplement and, subject to receiving the required approvals, the issuance of additional common stock as a result of exercise of the warrant or otherwise or the issuance of securities convertible or exercisable into common stock would dilute the ownership interest of our existing common shareholders. Although the Treasury has agreed to not vote any of the common stock it receives upon exercise of the warrant, this commitment does not bind a transferee of any portion of the warrant or of any common stock acquired upon exercise of the warrant. The market price of our common stock could decline as a result of this offering as well as other sales of a large block of common stock or similar securities in the market after this offering, or the perception that such sales could occur.

In addition, the terms of the warrant include an anti-dilution adjustment, which provides that, if we issue common stock or securities convertible into or exercisable, or exchangeable for, common stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date we agree to sell such shares, the number of shares of our common stock to be issued would increase and the per share price of the common stock to be purchased pursuant to the warrant would decrease. This anti-dilution adjustment is not applicable to the issuance of shares in this offering.

Furthermore, there is no assurance that there will not be any additional U.S. Governmental programs or regulatory requirements in the future that could result in, or require, additional equity issuances that would further dilute the existing holders of our common stock, perhaps significantly.

We may further reduce or eliminate the cash dividends on our common stock.

Holders of our common stock are entitled to receive only such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may further reduce or eliminate our common stock cash dividends in the future. Any such reduction could adversely affect the market price of our common stock. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our Series C preferred stock at any time outstanding. In addition, the terms of our Series C preferred stock currently prohibits us from paying quarterly cash dividends in excess of $0.24 per share of common stock. Additional equity issuances would reduce earnings available to our holders unless our earnings increase correspondingly. Finally, if we are determined to be capitally impaired, our regulators may require us to reduce or eliminate our cash dividends on our common stock. See “Price Range of Common Stock and Dividends” in this prospectus supplement.

The significant decline in the price of our common stock over the past 18 months could continue notwithstanding our results of operations.

The price of our common stock, as well as the price of the common stock of many other financial institutions, has declined significantly over the past 18 months. Many factors affect the price of our common stock in addition to general stock market conditions, the condition of the U.S. economy and new developments in the financial services industry. These factors include our results of operations, economic conditions in our market areas, that particularly affect our Florida loan portfolio, potential acquisitions, regulatory actions to which we become subject and the financial performance of companies investors consider comparable to us.

This offering is expected to be dilutive.

Giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per common share. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. Any such sales may result in significant dilution to our existing shareholders. In addition, we may issue capital stock or other equity securities senior to our common stock in the future for a number of reasons, including to support operations and growth, to maintain our capital ratios, to comply with future changes in regulatory standards, if any, or the exercise of options or for other reasons.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, interest income, cash flows or liquidity;

•	change in our earnings estimates or those of analysts;

•	changes in our dividend policy;

•	publication of research reports about us or the banking industry generally;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar institutions;

•	adverse market reaction to our ability to redeem the Series C preferred stock prior to January 9, 2014 and the amount of our maturing debt and other liabilities in the near — and medium-term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus; and

•	general market and economic conditions.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.

Our common stock is an equity security and is subordinate to our existing and future indebtedness and the Series C preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Our common stock represents an equity interest in us and does not constitute indebtedness of ours. Accordingly, our common stock ranks junior to all of our outstanding indebtedness and to other non-equity claims with respect to us and our assets available to satisfy claims against us. In addition, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding Series C preferred stock.

Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any Series C preferred stock. The Series C preferred stock held by the Treasury has an aggregate liquidation preference of $100 million. The terms of our Series C preferred stock currently prohibit us from paying dividends with respect to our common stock or any other securities ranking junior to the Series C preferred stock unless we have paid all accumulated and unpaid dividends for all completed dividend periods with respect to the Series C preferred stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. See “— Our liquidity depends upon our ability to receive dividends from our subsidiaries, which accounts for most of our revenue, and could affect our ability to pay dividends.”

At March 31, 2009, our total deposits and borrowings were approximately $7.3 billion.

We cannot assure you that we will determine to repurchase our Series C preferred stock and the warrant or that our regulators would approve such repurchase.

We have not determined if or when we will seek the required regulatory approval to repurchase the Series C preferred stock and the warrant. Unless and until we determine to and do repurchase the Series C preferred stock and the warrant, we will remain subject to the terms and conditions set forth in the Securities Purchase Agreement, the Series C preferred stock and the warrant, which, among other things, require us to obtain regulatory approval to pay quarterly dividends on our common stock in excess of $0.24 per share and, with some exceptions, to repurchase our common stock. Because of current economic conditions, we cannot assure you that we will maintain our current quarterly dividend rate of $0.12 per share for the foreseeable future.

Our Series C preferred stock reduces the net income available to our common shareholders and earnings per share of common stock.

The dividends our Series C preferred stock requires us to declare and the discount we accrete on our Series C preferred stock reduces our net income available to common shareholders and our earnings per share of common stock. The Series C preferred stock is also entitled to preferential treatment in the event of our liquidation, dissolution or winding-up. See “— Our common stock is an equity security and is subordinate to our existing and future indebtedness and the Series C preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.”

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of Florida law and our articles of incorporation and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the BHCA requires any bank holding company to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

We have broad discretion in using the net proceeds from this offering, and could be adversely affected if we fail to use the funds effectively.

We intend to use the net proceeds from this offering for general corporate purposes, which may include the funding of additional contributions to the capital of FNBPA. We will have significant flexibility in applying the net proceeds of this offering. Our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand or raise additional capital in the future.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      (or approximately $      if the underwriters exercise their over-allotment option in full), after the payment of underwriting discounts and estimated expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support FNBPA’s asset and deposit growth, acquisitions or other business combinations and reducing or refinancing existing debt. We may also seek the regulatory approval required to use the proceeds of this offering to repurchase the Series C preferred stock and the warrant, although we have not determined if, or when, we will seek the approval of our regulators to repurchase the Series C preferred stock and the warrant.

As a result, the precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. We have not made allocations of the proceeds to specific purposes at the date of this prospectus supplement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the NYSE under the symbol “FNB.” As of March 31, 2009, we had 89,774,045 shares of common stock issued and outstanding. As of March 31, 2009, we had 12,859 shareholders of record. The following table provides the high and low sales price per share during the periods indicated, as reported on the NYSE, and cash dividends paid per share of common stock during such periods.

	FNB Common Stock
	Low	High	Common Stock
	Sale Price	Sale Price	Dividend

2009:
Second quarter (through June 5, 2009)	$5.87	$9.31	$0.12
First quarter	5.14	13.71	0.12
2008:
Fourth quarter	9.59	16.68	0.24
Third quarter	9.30	20.70	0.24
Second quarter	11.74	16.99	0.24
First quarter	12.52	16.50	0.24
2007:
Fourth quarter	13.85	17.92	0.24
Third quarter	14.05	18.24	0.24
Second quarter	16.41	17.91	0.235
First quarter	16.21	18.79	0.235

The last reported sales price per share of common stock on June 5, 2009, as reported by the NYSE, was $7.02.

DIVIDEND POLICY

While we may seek the approval of our board of directors and regulators to repurchase the Series C preferred stock with the proceeds of this offering, as described in “Use of Proceeds” in this prospectus supplement, currently, our ability to declare or pay dividends on, or purchase, repurchase or otherwise acquire, common stock is subject to certain restrictions in the event that we fail to pay or set aside full dividends on the Series C preferred stock for all past dividend periods. In addition, while we may seek the approval of our board of directors and regulators to repurchase the Series C preferred stock with the proceeds of this offering, as described in “Use of Proceeds” in this prospectus supplement, currently, pursuant to the Securities Purchase Agreement, prior to the earliest of January 9, 2012, the redemption of all of the Series C preferred stock or the transfer by the Treasury of all of its shares of Series C preferred stock to third parties, we must obtain regulatory approval to pay quarterly dividends on our common stock in excess of $0.24 per share. In addition, as a bank holding company, our ability to declare and pay quarterly dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. We are also required to notify the Federal Reserve Board 30 days in advance of the payment of any dividend. The Federal Reserve Board guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

The amount of future dividends will depend upon our earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis.

CAPITALIZATION

The following table sets forth our actual consolidated capitalization as of March 31, 2009, and as adjusted to give effect to the issuance of           shares of common stock under this prospectus supplement at an assumed offering price of $      per share (the last reported sale price of our common stock on June 5, 2009).

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our annual report on Form 10-K for the fiscal year ended December 31, 2008, and our quarterly report on Form 10-Q/A for the three months ended March 31, 2009, as well as financial information in the other documents incorporated by reference in this prospectus supplement.

	At March 31, 2009
	Actual	As Adjusted
	(Dollars in thousands)

Long-term debt
Trust preferred securities	$205,217		$205,217
Long-term debt including Federal Home Loan Bank	445,242		445,242

Total long-term debt	$650,459		$650,459

Shareholders’ equity
Preferred stock — no par value Authorized — 20,000,000 shares Issued and Outstanding — 100,000 shares	$95,243		$95,243
Common stock — $.01 par value(1) Authorized — 500,000,000 shares Issued — 89,868,212 shares; shares as adjusted	895
Additional paid-in capital	959,149
Retained earnings	2,390		2,390
Accumulated other comprehensive income (loss)	(29,494)		(29,494)
Treasury stock, at cost, 94,167 shares	(1,602)		(1,602)

Total shareholders’ equity	1,026,581

Total capitalization(2)	$1,677,040	$

Per common stock
Common book value per share	$10.37	$
Tangible common book value per share	$3.99	$
Capital ratios
Tangible equity to tangible assets (period end)	5.75%		%
Tangible common equity to tangible assets (period end)	4.54
Tier 1 leverage ratio	8.67
Tier 1 risk-based capital ratio	11.12
Total risk-based capital ratio	12.53

(1)	Assumes that shares of our common stock are sold in this offering at $ per share and that the net proceeds thereof are approximately $ million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriters’ over-allotment option is exercised in full, common stock and additional paid-in capital will increase to $ and $ , respectively.

(2)	Includes shareholders’ equity and long-term debt.

DESCRIPTION OF COMMON STOCK

A summary of some of the important terms of our common stock is set forth in the accompanying prospectus under the caption entitled “Description of Capital Stock — Common Stock.” You should review the applicable provisions of the Florida Business Corporation Act as well as our articles of incorporation and bylaws for a more complete description of our common stock. As of March 31, 2009, we had 89,774,045 issued and outstanding shares of our common stock. Our common stock is traded on the NYSE under the symbol “FNB.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of our common stock as of the date hereof. Except where noted, this summary deals only with shares of our common stock that are held as a capital asset by a non-U.S. holder (as defined below) who purchases common stock in this offering.

A “non-U.S. holder” means a person (other than an entity that is treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate tax laws and does not deal with any other U.S. federal, state, local, non-U.S. or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under the U.S. federal income tax laws including a non-U.S. holder that is a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of shares of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction (including under any applicable tax treaty).

Distributions

Distributions paid to a non-U.S. holder of our common stock (other than certain pro rata distributions of shares of our common stock) will constitute a “dividend” for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for U.S. federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the basis in your shares of our common stock, but not below zero, and thereafter would be treated as gain from the sale of stock. See “— Gain on Disposition of Common Stock” below. Subject to the following paragraph, dividends paid on our common stock generally will be subject to withholding of U.S. federal income tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person (as defined under the Code). Any effectively connected dividends received by an individual non-U.S. holder may be subject to a U.S. federal income tax at lower rates applicable to capital gain, provided that certain conditions are satisfied. Any effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% gross rate, subject to exemption or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required (a) to complete Internal Revenue Service, or IRS, Form W-8BEN or other applicable form and certify under penalty of perjury that such holder is not a United States person (as defined under the Code) and is eligible for treaty benefits or (b) if shares of our common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Our Common Stock

Any gain realized on the sale, exchange or other taxable disposition of shares of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual non-U.S. holder, a fixed base;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period in such shares of our common stock, and (i) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period in such shares of our common stock or (ii) our common stock ceases to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person (as defined under the Code) and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. In general, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” (as defined in Section 897 of the Code) equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. Since the determination of United States real property holding corporation status is based upon the composition of our assets from time to time and there are uncertainties in the application of certain relevant rules, we may become a United States real property holding corporation in the future. In addition, no assurance can be given that our common stock will be considered regularly traded on an established securities market when a non-U.S. holder sells shares of our common stock. If we are considered to be a United States real property holding corporation during the relevant time period, a non-U.S. holder may be subject to U.S. federal income tax on any gain realized in connection with the sale, exchange or other taxable disposition of our shares and the gross proceeds from such sale, exchange or other taxable disposition could be reduced by a 10% withholding tax, which withholding tax will be creditable against the U.S. tax due on the gain.

Federal Estate Tax

Shares of our common stock owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death generally will be included in such person’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person (as defined under the Code) or such owner otherwise establishes an exemption.

ANY AMOUNTS WITHHELD UNDER THE BACKUP WITHHOLDING RULES MAY BE ALLOWED AS A REFUND OR A CREDIT AGAINST A NON-U.S. HOLDER’S U.S. FEDERAL INCOME TAX LIABILITY PROVIDED THE REQUIRED INFORMATION IS TIMELY FURNISHED TO THE INTERNAL REVENUE SERVICE.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules, or regulations that are similar to such provisions of ERISA and the Code, which we refer to collectively as similar laws, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, which we refer to collectively as plans.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code, which we refer to collectively as an ERISA plan, and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in shares of our common stock of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to the fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction and Related Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in certain specified transactions involving plan assets with persons who are parties in interest within the meaning of Section 3(14) of ERISA or disqualified persons within the meaning of Section 4975 of the Code with respect to the plan, which we refer to as parties in interest. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans, as defined in Section 3(32) of ERISA and Section 414(d) of the Code, certain church plans, as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made, and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under similar laws.

The acquisition or holding of shares of our common stock by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under Section 406 of ERISA or Section 4975 of the Code, unless our common stock is acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, shares of our common stock may not be purchased or held by any plan or any person investing plan assets of any plan, unless the purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or PTCE, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or the purchase and holding of shares of our common stock is not prohibited on some other basis, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through Keefe, Bruyette & Woods, Inc., Sandler O’Neill & Partners, L.P. and SunTrust Robinson Humphrey, Inc. Keefe, Bruyette & Woods, Inc. is acting as sole representative of the several underwriters (collectively, the “Underwriters”) and we have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc. as representative of the Underwriters, dated June   , 2009 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number of shares of common stock, $.01 par value per share, listed next to its name in the following table:

Underwriter of Shares	Number

Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.
SunTrust Robinson Humphrey, Inc.

Total

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriters.

In connection with this offering, the Underwriters or securities dealers may distribute prospectuses electronically.

Director, Officer and Principal Shareholder Participation

At our request, the Underwriters have reserved up to           shares of our common stock for sale, at the public offering price, to our directors, officers, principal shareholders and related persons. Any shares purchased under this directed share program are subject to a 90-day lock-up period. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered by this prospectus supplement.

Over-allotment option

We have granted the Underwriters an option to buy up to           additional shares of our common stock. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriters have 30 days from the date of this prospectus supplement to exercise this option.

Commissions and discounts

Shares of common stock sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriters to other brokers or dealers at a discount of up to $      per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters’ option to purchase an additional           shares of common stock:

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriters, will be approximately $     .

No sales of similar securities

We and our executive officers and directors have entered into lock-up agreements with the Underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Keefe, Bruyette & Woods, Inc., subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of the Underwriting Agreement. At any time and without public notice, Keefe, Bruyette & Woods, Inc. may, in its sole discretion, release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the Underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

NYSE listing

Our common stock is listed on NYSE under the symbol “FNB.”

Price stabilization and short positions

In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Affiliations

The Underwriters and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The Underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to this offering will be passed upon for us by Duane Morris LLP. A member of Duane Morris LLP owns 27,000 shares of our common stock. Certain legal matters with respect to this offering will be passed upon for the Underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of F.N.B. Corporation for the three-month periods ended March 31, 2009 and March 31, 2008, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 11, 2009, included in F.N.B. Corporation’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

F.N.B. CORPORATION

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Units

From time to time, we may offer and sell, in one or more offerings, any combination of the securities listed above. The debt securities, warrants, stock purchase contracts, stock purchase units and preferred stock may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of our securities or debt or equity securities of other entities. We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders whom we name in a prospectus supplement may offer and sell our securities from time to time in such amounts and with such discounts and commissions as are set forth in that prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from the sale of any securities by any selling security holders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which we or any selling security holders may offer them. We will describe in an applicable prospectus supplement the specific terms of any securities we will offer, and the specific manner in which we will offer them. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to “prospectus supplement” refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may sell the securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. We will state the names of any underwriters in the applicable prospectus supplement. We may also sell securities directly to investors. If appropriate, we will include or incorporate by reference in a prospectus supplement a discussion of certain risks that you should consider in connection with an investment in the offered securities.

Our common stock trades on the New York Stock Exchange, or NYSE, under the trading symbol “FNB.” Any common stock that is sold pursuant to any prospectus supplement will be listed for quotation on the NYSE upon official notice of issuance. Unless otherwise indicated in the applicable prospectus supplement, the other securities offered thereby will not be listed on a national securities exchange.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled “Risk Factors” on page 1 of this prospectus.

Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2009.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where You Can Find More Information” and “Documents Incorporated by Reference.” We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our periodic reports referred to in “Documents Incorporated by Reference” below and, if included in a prospectus supplement, under the caption “Risk Factors” in the applicable prospectus supplement.

ABOUT THIS PROSPECTUS

All references in this prospectus to “FNB,” “Company,” “we,” “our” and “us” refer to F.N.B. Corporation and its consolidated subsidiaries unless the context otherwise requires.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this shelf registration process, we and certain holders of our securities may sell the securities described in this prospectus in one or more offerings. Each time we or holders of our securities sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under “Where You Can Find More Information” and “Documents Incorporated by Reference.”

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a Company contract or other document, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. You can also find information about us by visiting our web site at www.fnbcorporation.com. Information contained in these Internet sites does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. Therefore, we can disclose important information to you by referring you to any of the SEC filings referenced in the list below. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus or the applicable prospectus supplement. Any reports we file with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus terminates will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus or the applicable prospectus supplement.

We incorporate by reference into this prospectus the following documents or information we file with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 001-31940.

•	Our annual report on Form 10-K, filed on March 2, 2009, for the year ended December 31, 2008;

•	Our quarterly report on Form 10-Q, filed on May 11, 2009, for the quarter ended March 31, 2009;

•	Our current reports on Form 8-K, filed on January 14, 2009, January 27, 2009, February 11, 2009, February 24, 2009 and March 24, 2009;

•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, and any amendment or report filed for the purpose of updating this description; and

•	All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus or any prospectus supplement modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Shareholder Relations, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148; telephone: (800) 555-5455, ext. 4944.

SPECIAL NOTE ON FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein may contain, and from time to time our management may make, certain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, or PSLRA. These statements are not historical facts, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Although we currently believe the expectations reflected in any forward-looking statements are reasonable, it is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in such statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” and the negative of these terms and other comparable terminology within the meaning of the PSLRA. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the relevant report, as applicable.

Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions and may include projections relating to our future financial performance including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our annual report on Form 10-K for the year ended December 31, 2008, including the sections entitled “Risk Factors” in Part I Item 1A of that report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II Item 7, as well as our subsequent periodic and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

OUR COMPANY

We were formed in 1974 as a bank holding company. During 2000, we elected to become and remain a financial holding company under the Gramm-Leach-Bliley Act of 1999. We have four reportable business segments: community banking, wealth management, insurance and consumer finance. As of March 31, 2009, through our community banking affiliate, First National Bank of Pennsylvania, we had 225 community banking offices in Pennsylvania and Ohio and 57 consumer finance offices in those states and Tennessee. Our community banking affiliate also had six commercial loan production offices in Pennsylvania and Florida and one mortgage loan production office in Tennessee as of that date.

Through our subsidiaries, we provide a full range of financial services, principally to consumers and small- to medium-sized businesses in our market areas. Our business strategy focuses primarily on providing quality, community-based financial services adapted to the needs of each of the markets we serve. We seek to maintain our community orientation by providing local management with certain autonomy in decision-making, enabling them to respond to customer requests more quickly and to concentrate on transactions within their market areas. However, while we seek to preserve some decision-making at a local level, we have established centralized legal, loan review and underwriting, accounting, investment, audit, loan operations and data processing functions. The centralization of these processes has enabled us to maintain consistent quality of these functions and to achieve certain economies of scale. As of March 31, 2009, we had total assets of $8.5 billion, loans of $5.7 billion and deposits of $6.2 billion.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we will use the net proceeds from the sale of any securities we sell for general corporate purposes, including working capital, acquisitions, capital expenditures and the repayment of indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	For the Three Months Ended March 31,				For the Years Ended December 31,
	2009		2008		2008		2007		2006		2005		2004

Ratio of earnings to fixed charges:
Excluding interest on deposits	3.20	x	2.87	x	1.89	x	2.91	x	2.99	x	2.73	x	3.66	x
Including interest on deposits	1.65	x	1.58	x	1.27	x	1.56	x	1.62	x	1.70	x	2.04	x
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	2.58	x	2.87	x	1.89	x	2.91	x	2.99	x	2.73	x	3.66	x
Including interest on deposits	1.52	x	1.58	x	1.27	x	1.56	x	1.62	x	1.70	x	2.04	x

Note:	We calculate our ratio of earnings to fixed charges by adding income before income taxes plus fixed charges and dividing that sum by our fixed charges. Our fixed charges consist of interest expense and the portion of our rental expense deemed to represent interest. We calculate our ratio of earnings to fixed charges and preferred stock dividends by adding income before income taxes plus fixed charges minus preferred stock dividends and dividing that sum by our fixed charges. Our fixed charges for this ratio consist of interest expense, the portion of our rental expense deemed to represent interest and preferred stock dividends.

DESCRIPTION OF CAPITAL STOCK

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When we offer one or more of these securities in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our articles of incorporation and by-laws, each as amended to date, the Florida Business Corporation Act, or FBCA, and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate.

Common Stock

The following description of shares of our common stock, par value $.01 per share, is a summary only and is subject to applicable provisions of the FBCA and our articles of incorporation and by-laws. You should refer to, and read this summary together with, our articles of incorporation and by-laws to review all of the terms of our common stock.

General

We are authorized to issue 500,000,000 shares of common stock, of which 89,774,045 shares were outstanding as of March 31, 2009. Our common stock is traded on the NYSE under the symbol “FNB.” The transfer agent and registrar for our common stock is Registrar & Transfer Company.

As of March 31, 2009, we had 9,231,443 shares of common stock reserved for issuance under employee stock plans and convertible notes. In addition, we have reserved 1,302,083 shares of common stock for issuance in connection with the exercise of the warrant we issued to U.S. Department of the Treasury, or Treasury, as described below. After taking into account these issued and reserved shares, we have 399,692,429 shares of authorized but unissued common stock available for issuance.

Voting and Other Rights

The holders of our common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes.

In the event of a liquidation, holders of our common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding.

Our common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All outstanding shares of our common stock are, and the shares of our common stock that we issue following exercise of the warrant or pursuant to our employee stock plans and convertible notes will be, validly issued, fully paid and nonassessable.

Distributions

The holders of our common stock are entitled to receive such dividends or distributions as our board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of our then outstanding preferred stock. The payment of distributions by us is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. We may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, we rely primarily on dividends from our subsidiaries as a source of funds to meet our corporate obligations. Our ability to pay dividends to shareholders is largely dependent on dividends from our subsidiaries, principally our banking subsidiary. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal law, our banking subsidiary is limited in the amount of dividends it may pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our banking subsidiary from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

Under that agreement, prior to the earlier of January 9, 2012 or the date on which we have redeemed or Treasury has transferred all of the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, or Series C preferred stock, held by Treasury, we may not, without the consent of Treasury, increase the quarterly rate of cash dividends on our common stock to more than $0.24 per share or subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series C preferred stock. In addition, we may not pay any dividends on our common stock unless we are current in our dividend payments on the Series C preferred stock.

Series C Preferred Stock

This section summarizes the specific terms and provisions of our Series C preferred stock and is qualified in its entirety by the actual terms of the Series C preferred stock as stated in our articles of incorporation. See “Documents Incorporated by Reference.”

General

The Series C preferred stock constitutes a series of our cumulative, perpetual preferred stock, consisting of 100,000 shares, having a liquidation preference amount of $1,000 per share. The Series C preferred stock has no maturity date. We issued the shares of Series C preferred stock and warrants to Treasury on January 9, 2009 in connection with Treasury’s Capital Purchase Program for an aggregate purchase price of $100.0 million in cash. The Series C preferred stock ranks senior to our common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up. The Series C preferred stock qualifies as Tier I capital for bank regulatory purposes.

Dividends

Holders of shares of Series C preferred stock are entitled to receive cumulative dividends at a rate of 5% per annum until January 9, 2014, and thereafter at a rate of 9% per annum. Dividends are payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year. Unpaid dividends are compounded, i.e., dividends are paid on the amount of unpaid dividends.

So long as the shares of Series C preferred stock are outstanding, unless all dividends on the shares of Series C preferred stock have been paid in full, we may not pay dividends on any shares of common stock or any shares of preferred stock ranking pari passu with the shares of Series C preferred stock. Furthermore, until the earlier of January 9, 2012 and the date on which Treasury has transferred all of the Series C preferred stock to unaffiliated third parties or the date on which we have redeemed the shares of Series C preferred stock in full, we may not, without the consent of Treasury, increase the amount of cash dividends on our common stock in excess of $0.24 per share. Treasury’s consent is not required for the payment of dividends on our common stock payable solely in shares of our common stock.

Repurchases

Without Treasury’s consent, we may not repurchase any of our common stock, other equity securities or any trust preferred securities, other than repurchases of the shares of Series C preferred stock and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of January 9, 2012 or the date on which we have redeemed the shares of Series C preferred stock in full or Treasury has transferred all of the shares of Series C preferred stock to unaffiliated third parties.

For so long as Treasury continues to own any shares of Series C preferred stock, we may not repurchase any shares of Series C preferred stock from any other holder of such shares unless we offer to repurchase a ratable portion of the shares of Series C preferred stock then held by Treasury on the same terms and conditions.

Conversion

Shares of Series C preferred stock are not convertible or exchangeable for or into any of our other securities.

Voting Rights

The shares of Series C preferred stock are non-voting shares, other than voting rights granted under Florida law and class voting rights on

•	any authorization or issuance of shares ranking senior to the shares of Series C preferred stock;

•	any amendment to the rights of the shares of Series C preferred stock; or

•	any merger, exchange or similar transaction that would adversely affect the rights of the shares of Series C preferred stock.

If we fail to pay a total of six dividend payments on the shares of Series C preferred stock, whether or not consecutive, the holders of the Series C preferred stock will have the right to elect two directors to our board of directors until we have paid all such dividends that we had failed to pay.

Liquidation Rights

The shares of Series C preferred stock have a liquidation preference of $1,000 per share. In the event of our liquidation, dissolution or winding up, holders of the Series C preferred stock are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends before any distribution of assets or proceeds is made to the holders of our common stock.

Redemption

Until January 9, 2012, we may redeem the shares of Series C preferred stock only from the sale of equity securities in a “Qualified Equity Offering” resulting in aggregate gross proceeds of not less than $25 million. A “Qualified Equity Offering” is defined as the sale for cash of shares of preferred stock or common stock that qualify as Tier I capital for us under the capital guidelines of the appropriate federal banking agency. On or after January 9, 2012, we may redeem shares of Series C preferred stock in whole or in part at any time or from time to time, subject to the approval of the Federal Reserve Board. The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the shares of Series C preferred stock up to, but excluding, the date fixed for redemption.

Other Matters

The shares of Series C preferred stock are freely transferable. The shares of Series C preferred stock are not subject to any mandatory redemption, sinking fund or other similar provisions.

Warrant Issued to Treasury

This section summarizes specific terms and provisions of the warrant we issued to Treasury on January 9, 2009 concurrently with our sale to Treasury of our Series C preferred stock pursuant to Treasury’s Capital Purchase Program and is qualified in its entirety by reference to the actual terms of the warrant. See “Documents Incorporated by Reference.”

General

The warrant entitles the holder to purchase up to 1,302,083 shares of our common stock at a price of $11.52 per share. The warrant is exercisable by the holder in whole or in part at any time prior to its January 9, 2019 expiration date.

Exercise of Warrant

Without the consent of both us and the warrantholder, the warrant may only be exercised on a net basis. Therefore, the holder does not pay the exercise price but instead authorizes us to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price. To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to us.

Rights of Warrantholder

A holder of the warrant as such is not entitled to vote or exercise any of the rights as a shareholder until such time as such the holder exercises the warrant. Treasury has agreed that it will not vote any of the shares of common stock that it acquires upon exercise of the warrant. This agreement not to vote does not apply to any other person who acquires any portion of or the shares of common stock issued upon exercise of the warrant from Treasury.

Transferability of Warrant

The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to us. Thereafter, we will make and deliver a new warrant registered in the name of the designated transferee.

Share Adjustment

The warrant contains provisions that will adjust the number of shares purchasable upon exercise of the warrant proportionately to reflect any share dividend or other distribution, share subdivision, combination or reclassification which affects holders of record of our common stock. In the event of any merger, consolidation or other business combination to which we are a party, the warrantholder’s right to receive shares of common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

Treasury may not transfer a portion of the warrant with respect to, or exercise the warrant for more than one-half of, the 1,302,083 shares of our common stock issuable upon exercise of the warrant until the earlier of December 31, 2009 or the date on which we receive aggregate gross proceeds of not less than $100 million from one or more Qualified Equity Offerings. In the event that we complete one or more Qualified Equity Offerings on or prior to December 31, 2009 that result in us receiving aggregate gross proceeds of not less than $100 million, then the number of shares of our common stock underlying the portion of the warrant then held by Treasury will be reduced by one-half of the shares of common stock originally issuable pursuant to the warrant.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR
ARTICLES OF INCORPORATION AND BY-LAWS

Our articles of incorporation and by-laws contain certain anti-takeover provisions that may delay or prevent or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and by-laws:

•	Permit shareholders to remove directors only for cause;

•	Do not permit shareholders to take action except at an annual or special meeting of shareholders;

•	Require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders’ meeting;

•	Permit our board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as our board of directors may determine; and

•	Require the vote of the holders of at least 75% of our voting shares for shareholder amendments to our by-laws.

Under Florida law, the approval of a business combination with a shareholder owning 10% or more of the voting shares of a corporation requires the vote of holders of at least two-thirds of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders.

These provisions of our articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market price of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts.

DESCRIPTION OF SECURITIES WE MAY OFFER

Common Stock

See “Description of Capital Stock — Common Stock” above.

Preferred Stock

Our board of directors is authorized to issue up to 20,000,000 shares of our preferred stock without shareholder approval unless otherwise required, of which 100,000 shares of Series C preferred stock are currently outstanding. Our board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of our preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of our common stock. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights that take priority over our common stock, and may be convertible into our common stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement is subject to, and qualified in its entirety by reference to, the FBCA, and the actual terms and provisions contained in our articles of incorporation and by-laws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered:

•	The distinctive serial designation of such series;

•	The annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

•	The redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•	The sinking fund provisions, if any, for the redemption or purchase of shares of such series;

•	The preferential amount or amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation;

•	The voting rights of shares of such series;

•	The terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of our shares into which such shares may be converted; and

•	Such other terms, limitations and relative rights and preferences, if any, of shares of such series as our board of directors may, at the time of such resolutions, lawfully fix and determine.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, holders of our preferred stock will be entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable supplement to this prospectus, plus an amount, if applicable, equal to all distributions accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security will share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of our preferred stock, our remaining assets will be distributed among the holders of any other classes or series of our equity securities ranking junior to our preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

Debt Securities

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute it.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable prospectus supplement.

Terms

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	The title and form of the debt securities;

•	Any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	The person to whom any interest on a debt security of the series will be paid;

•	The date or dates on which we must repay the principal and any premium;

•	The rate or rates at which the debt securities will bear interest;

•	The date or dates from which interest will accrue, and the dates on which we must pay interest;

•	The place or places where we must pay the principal and any premium or interest on the debt securities;

•	The terms and conditions on which we may redeem any debt security, if at all;

•	Any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	The denominations in which we may issue the debt securities;

•	The manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	The currency in which we will pay the principal of or any premium or interest on the debt securities;

•	The principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	The amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	If applicable, that the debt securities are defeasible and the terms of such defeasance;

•	If applicable, the terms of any right to convert the debt securities into, or exchange the debt securities for, shares of our debt securities, preferred stock, common stock or other securities or property;

•	Whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	The subordination provisions that will apply to any subordinated debt securities;

•	Any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	Any addition to or change in the covenants in the indentures; and

•	Any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe the U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock, common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	The depositary is unwilling or unable to continue as depositary; or

•	The depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

We will name in a prospectus supplement any other paying agents we designate for the debt securities of a particular series. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	The successor assumes our obligations under the debt securities and the indentures; and

•	We meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	Failure to pay the principal of or any premium on any debt security when due;

•	Failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	Failure to deposit any sinking fund payment when due;

•	Failure to perform any covenant or agreement in the indenture that continues for a specified number of days after the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series provides written notice;

•	Events of bankruptcy, insolvency or reorganization; and

•	Any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If the holders provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	The holder has previously given the trustee written notice of a continuing event of default;

•	The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	The trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	The trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holder with respect to specific matters, including:

•	To fix any ambiguity, defect or inconsistency in the indenture; and

•	To change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	Extending the fixed maturity of the series of debt securities;

•	Reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	Reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligations to:

•	Maintain a registrar and paying agents and hold monies for payment in trust;

•	Register the transfer or exchange of the debt securities; and

•	Replace mutilated, destroyed, lost or stolen debt securities.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent registered public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	No event of default shall have occurred or be continuing;

•	In the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	In the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	We satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Depositary Shares

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The applicable prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company we select that meets certain requirements, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a deposit agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such deposit agreement and depositary receipts. We will file with the SEC the forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares each time we offer depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions:  If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares:  If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock:  Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement:  The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the bank depositary may terminate the depositary agreement only if:

•	All outstanding depositary shares have been redeemed, or

•	There has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary:  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock:  Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous:  The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties under the depositary agreement, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary:  The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

Warrants

We may issue warrants for the purchase of debt securities, preferred or common stock or other securities from time to time. Warrants may be issued independently or together with debt securities or preferred or common stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain general terms of warrants and warrant agreements and any summary description of the warrants and warrant agreements in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable warrants and warrant agreements. The forms of the warrants and the warrant agreements relating to any particular issue of warrants will be filed with the SEC each time we offer warrants, and you should read those documents for provisions that may be important to you.

Reference is made to the prospectus supplement relating to the particular issue of warrants that we may offer pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	The designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	The number of shares of preferred or common stock purchasable upon the exercise of warrants to purchase preferred or common stock and the price at which such number of shares of stock may be purchased upon such exercise;

•	The designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	The date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	The U.S. federal income tax consequences applicable to such warrants;

•	The amount of warrants outstanding as of the most recent practicable date; and

•	Any other terms of such warrants.

The exercise price for the warrants may be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred or common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred or common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred or common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

This summary of certain general terms of stock purchase contracts and stock purchase units and any summary description of stock purchase contracts or stock purchase units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable stock purchase contract or stock purchase unit. We will file with the SEC the forms of the stock purchase contracts or stock purchase units, and, if applicable, collateral or depositary arrangements relating to any particular issue of stock purchase contracts or stock purchase units each time we offer these securities, and you should read those documents for provisions that may be important to you. In addition, U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts may also be discussed in the applicable prospectus supplement.

Units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	Any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	The terms of the unit agreement governing the units;

•	The U.S. federal income tax considerations relevant to the units; and

•	Whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file with the SEC the forms of the unit agreements and other documents relating to a particular issue of units each time we offer units, and you should read those documents for provisions that may be important to you.

BOOK-ENTRY ISSUANCE

Unless otherwise indicated in the applicable prospectus supplement, we will issue securities other than common stock in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC’s participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC’s participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both

U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, warrant agent, depositary or unit agent as registered holders of the securities entitled to the benefits of our articles of incorporation or the applicable indenture, warrant agreement, depositary agreement, unit agreement, trust agreement or guarantee. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of:

•	Participants, who in turn act only on behalf of participants or indirect participants, and

•	Certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our articles of incorporation or the relevant indenture, deposit agreement, warrant agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•	We execute and deliver to the relevant registrar, transfer agent, trustee, warrant agent, depositary or unit agent an order complying with the requirements of the applicable indenture, trust agreement, warrant agreement, depositary agreement or unit agreement that the global security will be exchangeable for definitive securities in registered form; or

•	A default has occurred and is continuing in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, warrant agent, depositary or unit agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles of incorporation or the relevant indenture, trust agreement or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of that information. None of us, any registrar and transfer agent, any warrant agent, depositary or unit agent or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which DTC would require secondary market trading activity in those beneficial interests to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, DTC may require settlement for purchases of beneficial interests in a global security upon the original issuance of this security to be made in immediately available funds.

SELLING SECURITY HOLDERS

The securities covered by this prospectus include securities that may be offered or sold by holders other than us. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of securities of the class owned by such holders before and after the offering, the amount of securities to be registered and sold and any other material terms of the securities being sold by each selling security holder. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act of 1933, or the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we and certain holders of our securities may sell the offered securities in any one or more of the following ways from time to time:

•	Through agents;

•	To or through underwriters;

•	Through dealers;

•	Directly by us or any selling security holder to purchasers; or

•	Through remarketing firms.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	On or through the facilities of the NYSE or any other securities exchange or quotation or trading service on which those securities may be listed, quoted or traded at the time of sale; or

•	To or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	The name or names of any selling security holder, underwriter, dealer or agent;

•	The purchase price of the offered securities and the proceeds, if any, to us from such sale;

•	Any underwriting discount and commission or agency fee and other items constituting underwriters’ or agents’ compensation;

•	Any initial public offering price and any discount or concession allowed or reallowed or paid to dealers; and

•	Any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of a derivative transaction to close out any related open borrowings of stock. We otherwise may loan or pledge securities to a financial institution or other third party that in turn may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities, in either case using this prospectus and the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and disclose any commissions payable by us to such agent. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable “best efforts” basis for the period of its appointment.

If we use underwriters in the sale of the offered securities, the underwriters will acquire the offered securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices that the underwriters determine at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we or the selling security holders will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the applicable prospectus supplement. The dealer may be deemed to be an underwriter under the Securities Act.

We or the selling shareholders may directly solicit offers to purchase the offered securities, and we or the selling shareholders may sell the offered securities directly to institutional investors or others. We will describe the terms of any such sales in the applicable prospectus supplement.

We or the selling security holders may authorize underwriters, dealers and agents to solicit offers to purchase the offered securities under contracts providing for payment and delivery on future dates from third parties. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

We or the selling security holders may also offer or sell the offered securities through a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. We will identify any remarketing firm and describe the terms of its agreements with us or the selling security holders and its compensation in the applicable prospectus supplement.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Selling security holders, agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders may be subject to the prospectus delivery requirements of the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Underwriters, dealers, agents and remarketing firms or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or the selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, Duane Morris LLP, Philadelphia, Pennsylvania, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of the Corporation and subsidiaries appearing in the Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of the Corporation and subsidiaries for the three-month periods ended March 31, 2009 and March 31, 2008, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 11, 2009, included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

           Shares

F.N.B. Corporation

Common Stock

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

SunTrust Robinson Humphrey

June   , 2009